Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our reports, included herein; dated October 12, 2006, with respect to the statements of financial condition of the PowerShares DB US Dollar Index Bullish Fund, DB US Dollar Index Bullish Master Fund; PowerShares DB US Dollar Index Bearish Fund, DB US Dollar Index Bearish Master Fund as of August 15, 2006; and dated July 7, 2006 with respect to the statement of financial condition of DB Commodity Services LLC as of December 31, 2005, and the related statements of changes in member’s capital and cash flows for the period from May 23, 2005 (inception) through December 31, 2005. We also consent to the references to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York
October 12, 2006